PURE WORLD, INC.

                              LIST OF SUBSIDIARIES



NAME OF SUBSIDIARY                                    STATE OF INCORPORATION

American Holdings, Inc.                                      Delaware

Eco-Pure, Inc.                                               Delaware

Madis Botanicals, Inc.                                       Delaware

Pure World Botanicals, Inc.                                  Delaware

Strategic Information Systems, Inc.                          Delaware